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                                                                   Exhibit 10.34

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of February 28, 2000, by and between VALOR TELECOMMUNICATIONS, LLC, a Delaware limited liability company, and its affiliates, subsidiaries, successors or assigns, (the "Company"), and Grant Raney (the "Employee").

                  WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

                  NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

                  1. Employment.

                  (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, commencing on February 28, 2000, (the "Commencement Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) Except as previously disclosed to the Company in writing by the Employee, the Employee affirms and represents that as of the commencement of his employment by the Company on the Commencement Date, he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company or the Employee's undertakings under this Agreement.

                  2. Term of Employment.

                  (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Commencement Date and ending on February 28, 2003 (the "Initial Term").

                  (b) The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the

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case may be. The period from the Commencement Date until February 28, 2003, or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

                  3. Duties. The Employee shall be employed as Senior Vice President - Operations and Engineering of the Company, shall faithfully perform and discharge such duties as inhere in the position of Senior Vice President - Operations and Engineering of the Company and as may be specified in the Limited Liability Company Agreement of the Company with respect to such position, and shall also perform and discharge such other duties and responsibilities consistent with such position as the Board of Directors of the Company (the "Board of Directors") shall from time to time determine. The Employee shall report to the President and Chief Operating Officer of the Company. The Employee shall perform his duties principally at offices of the Company in Dallas, Texas, with such travel to such other locations from time to time as the President and Chief Operating Officer may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to participate as a director or advisor to one or more associations, businesses or community or charitable organizations in the Dallas/Ft. Worth area, so long as such activity does not (i) involve a substantial amount of the Employee's time, (ii) impair in any material respect the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of Section 9 of this Agreement.

                  4. Salary, Bonus and Signing Bonus.

                  (a) Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred Thousand Dollars ($225,000) (said amount, together with any increases thereto as may be determined from time to time no less frequently than annually by the Board of Directors in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

                  (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount targeted at 50% of his Salary in accordance with the Company's management bonus plan as in effect from time to time (pro rated for any portion of a fiscal year occurring during the Employment Term, excluding the first year of the term), in each

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case as may be determined by the Board of Directors in its sole discretion on the basis of performance-based criteria consistent with the Company's business plan to be established by the Board of Directors in its sole discretion and disclosed to the Employee prior to the commencement of each fiscal year of the Company.

                  (c) Signing Bonus. In connection with the execution and delivery by the Employee of this Agreement and in consideration of certain compensation that the Employee will not receive from his prior employer as a result of the commencement of the Employee's employment by the Company hereunder, the Company shall pay the Employee a one-time bonus in an amount equal to $20,000 no more than forty-five days after the Commencement Date. If the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation, notice of non-renewal or otherwise), other than for "Good Reason," he shall reimburse the Company $20,000 if such termination occurs on or before February 28, 2001, and he shall reimburse the Company $10,000 if such termination occurs after February 28, 2001, but on or before February 28, 2002.

                  5. Other Benefits; Equity Interests.

                  (a) General. During the Employment Term, the Employee shall:

                  (i) be eligible to participate at a level commensurate with his position in any employee equity purchase plans or programs that may be adopted for the benefit of the Company's officers or employees generally and in any employee fringe or other employee benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                  (ii) be eligible to participate in any medical and health plans and other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                  (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four calendar weeks); the Employee shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers;

                  (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

                  (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect.

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The Company will obtain for the benefit of the Employee (i) term life insurance coverage providing two times salary in death benefits to beneficiaries designated by the Employee and (ii) long-term disability insurance coverage providing the Employee with long-term disability benefits equal to 60% of his Salary payable on and after the 181st day of the Employee's qualifying disability, provided, however, that (x) annual premiums for the insurance coverage described in (i) and (ii) above cannot exceed $25,000 and (y) the foregoing assumes the insurability of the Employee. The Company and the Employee agree that the Employee's existing life and disability insurance policies may, if permitted to be carried over to the Company, wholly or partially satisfy the Company's obligations under this paragraph (subject nevertheless to clause (x) above). In the event that the annual premiums for the insurance coverage described in (i) and (ii) above would exceed $25,000, then either (A) the coverage will be reduced to the extent necessary to keep the annual premiums under $25,000 or (B) the Employee shall pay the amount of such excess.

                  (b) Options. In connection with the execution and delivery of this Agreement by the Employee, the Company is causing Valor Telecommunications Southwest, LLC. ("Southwest") to grant to the Employee options to purchase 100,000 Class B Common Interests of Southwest at an exercise price of $1 (one dollar) per Interest, which Class B Common Interests shall vest
(i) as to 20% of the Class B Common Interests on the Commencement Date and (ii) as to an additional 20% of the Class B Common Interests on each of the first, second, third and fourth anniversaries of the Commencement Date on which the Employee continues to be employed on a full time basis by the Company. The terms and conditions of the Valor Telecommunications Southwest, LLC 2000 Equity Incentive Non-Qualified Option Agreement shall govern the grant of options.

                  (c) Relocation Expenses. The Company shall pay for the reasonable and necessary expenses incurred by the Employee in relocating his principal residence to the vicinity of the Company's executive offices in Dallas, Texas, and reasonable living expenses incurred by the Employee during the six-month period beginning on the Commencement Date, to include apartment rental, cleaning and laundry expenses, provided that the total of all such payments made under this Section 5(d) shall not exceed $50,000 in the aggregate.

                  6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

                  (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management

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         systems, policies or procedures, including related forms and manuals;
         (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

                  (b) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company of any third party's request for such information, which notice shall include the Employee's intent to disclose any Confidential Information with respect to such request.

                  (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
         Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

                  (d) The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

                  (e) The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

                  (f) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

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                  7. Termination.

                  (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (i)      death of the Employee;

                  (ii) the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty
         (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                  (iii) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated "for cause" (as defined below);

                  (iv) the Company giving written notice, at any time (including, without limitation, following a change of control of the Company or a sale of substantially all of the assets of the Company), to the Employee that the Employee's employment is being terminated , other than pursuant to clause (i), (ii) or (iii) above;

                  (v) the Employee terminates his employment hereunder for "Good Reason" (as defined below); or

                  (vi) the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation, or otherwise), other than for "Good Reason".

                  The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations under this Agreement that results in material damage to the business of one or more of the Companies, (B) willful failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (in the case of clause (A) and this clause (B), which gross negligence, willful disregard or willful failure (and the consequences thereof) continue unremedied for a period of fifteen (15) days after written notice thereof to the Employee), (C) conviction of a crime (or entry of a plea of no contest with respect thereto) that results in material damage to the business of one or more of the Companies or (D) failure to meet defined objectives based on the Employee's performance evaluation plan.

                  For purposes of this Agreement, "Good Reason" means (1) any material breach by the Company of its obligations under this Agreement or (2) any substantial diminution of the Employee's responsibilities as an officer of the Company, as set forth in this Agreement and the Company's Limited Liability Company Agreement, and in each such case, such breach or

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diminution shall continue unremedied for a period of fifteen (15) days after written notice thereof to the Company.

                  (b) In the event that the Employee's employment is terminated by the Company pursuant to clause (iii) of Section 7(a) above for failure to meet defined objectives based on the Employee's performance evaluation plan, or, clause (iv) of Section 7(a) above, or by the Employee pursuant to clause (v) of said Section 7(a), whether during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, then (i) the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination for a period of twelve (12) months after such termination plus, with respect to such fiscal year if the Company's plan for such fiscal year is achieved, a pro rata portion of any bonus payable with respect to such fiscal year (such pro rata bonus to be payable within thirty days after the close of such fiscal year) and (ii) the Company shall continue to provide the Employee with life insurance and medical and health insurance coverage at levels comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the date which is twelve
(12) months after such termination and (y) the date upon which the Employee becomes eligible to be covered for such benefits through his employment with another employer at no greater cost to the Employee.

                  (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth or described in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (v) of Section 5(a) above.

                  (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

                  8. Non-Assignability.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. This Agreement may not be assigned by the Company except with the Employee's prior written consent, provided, however, that the Company may assign this Agreement to an affiliate of the Company with the financial resources to fulfill the Company's obligations hereunder.

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                  (b)      Except as required by law, no right to receive
payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  9. Restrictive Covenants.

                  (a) Competition. During the Employment Term and during the twelve (12) month period following the end of the Employment Term for any reason, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of
Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit (A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or (B) any of the current activities permitted by the last sentence of
Section 3.

                  (b) Non-Solicitation. During the Employment Term and during the twelve (12) month period following the end of the Employment Term for any reason whatsoever (or, if later, twelve (12) month period following termination of the Employee's employment with the Company), the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

                  (c) Non-Interference. During the Employment Term and, in the event the Employee's employment is terminated (x) by the Company pursuant to clause (iii) or (iv) of Section 7(a) above or (y) by the Employee as provided in clause (vi) of said Section 7(a), during the twelve (12) month period following such termination, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

                  (d) Certain Definitions For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) in any of the local telephone exchange markets served by the Companies or, in the case of a person or entity pursuing a business strategy of consolidating local telephone

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exchange properties, anywhere in the continental United States. For purposes of this Agreement, "Specified Business" means (A) providing local telephone service or engaging in a business conducted by the Company at the time of termination of the Employee's employment with the Company or (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).

                  (e) Certain Representations of the Employee. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (f) Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                  10 Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

                  11 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

                  12 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  13 Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid,

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illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  14 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  15 Entire Agreement; Modifications. Unless otherwise specified, this Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

                  16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

                                   VALOR TELECOMMUNICATIONS, LLC


                                   By: /s/ Anne Bingaman
                                   ---------------------
                                   Name: Anne Bingaman
                                   Title: Chairman and Chief Executive Officer
                                       /s/ Grant Raney
                                   ---------------------------------------
                                   Employee

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